EXHIBIT 10.4

SUMMARY SHEET OF DIRECTOR AND EXECUTIVE OFFICER

COMPENSATION FOR QUARTER ENDED MARCH 31, 2006

Bonus Payments to Executive Officers

A discretionary bonus in the amount of $7,500 to Mr. Alan J. Ballard, Vice President, Government and Military Division, was paid on January 31, 2006, and a discretionary bonus in the amount of $7,500 was paid to Ms. Rose Tomich-Litz, Vice President, Operations, on March 16, 2006.

Commercial Group Commission Plan

On March 21, 2006, upon recommendation of our compensation committee, our board of directors ratified a new commission plan for our Commercial Group. In connection with this plan, upon recommendation of our compensation committee, our board approved a revision of the compensation for Mr. Bruce Gray, our Vice President of the Commercial Products Group. Mr. Gray’s commission plan was restated effective for the second quarter of fiscal 2006 to revise the quarterly revenue targets and the commission formula. A portion of the commission is paid based on direct sales by Mr. Gray based on personal revenue targets, and a portion is paid as an override based on revenue targets for the group supervised by Mr. Gray. The portion payable as override is payable only if revenue targets are achieved, and is capped at 50% of Mr. Gray’s base salary. The revised plan provides for an aggregate target commission of approximately $66,000 for the last three quarters of fiscal 2006, but commissions could exceed such amount if Mr. Gray’s direct sales or group sales exceed revenue targets. In connection with entry into the revised plan, Mr. Gray’s base salary was adjusted to $180,000 per year effective March 16, 2006.

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